Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-111713, as amended, 333-120414, 333-120415, 333-120416, 333-120417 and 333-120418) previously filed by Outdoor Channel Holdings, Inc. of our report dated March 16, 2007 (March 14, 2008 with respect to the effects of the restatements discussed in Notes 13 and 17) with respect to our audits of the consolidated financial statements of Outdoor Channel Holdings, Inc. and subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” and the restatements discussed in Notes 13 and 17), appearing in this Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ J. H. COHN LLP
San Diego, California
March 14, 2008